Synacor Reports Second Quarter Results

•	Quarterly revenue of $26.7 million vs. $30.8 million in prior year

•	Quarterly adjusted EBITDA of $1.0 million, 11th consecutive quarter of positive results

BUFFALO, N.Y., August 6, 2013 (GLOBE NEWSWIRE) - Synacor, Inc. (NASDAQ: SYNC), leading provider of next-gen startpages, award-winning TV Everywhere solutions, and cloud-based Identity Management (IDM) services across multiple devices for cable, satellite, telecom and consumer electronics companies, today announced its financial results for the second quarter of 2013.

“While our second quarter results met our guidance, I believe we have more potential than this quarter reflects,” said Synacor CEO Ron Frankel. “In 2013, we continue to invest significantly in new products that deliver compelling experiences on three platforms: smartphones, tablets, and traditional laptop/desktop computers. We have significant demand for these new products, and I expect they will drive growth in 2014. While our sales pipeline is strong, the timing of launches is often difficult to predict. As a result, we are lowering our guidance for 2013 but remain confident in the long-term prospects for Synacor as we look forward to growth in 2014.”

Q2 2013 Financial Results

Revenue: For the second quarter of 2013, total revenue was $26.7 million, compared to $30.8 million in the second quarter of 2012. Search and display advertising revenue was $21.4 million, compared to $25.4 million in the second quarter of 2012. Subscription-based revenue was $5.3 million, compared to $5.4 million in the second quarter of 2012.

Net Income: For the second quarter of 2013, net loss was $0.6 million, compared to a profit of $1.2 million in the second quarter of 2012. Diluted earnings per share, or EPS, was a loss of $0.02. Net income includes stock-based compensation expense of $0.6 million, or $0.02 per share, in the second quarter of 2013, as compared to $0.4 million, or $0.01 per share, in the second quarter of 2012. The diluted EPS calculation for the second quarter of 2013 is based on 27.3 million weighted average fully diluted common shares outstanding. The diluted EPS calculation for the second quarter of 2012 was based on 29.6 million shares.

Adjusted EBITDA: For the second quarter of 2013, adjusted EBITDA, which excludes stock-based compensation expense, was $1.0 million, or 4% of revenue, compared to $3.0 million, or 10% of revenue, in the second quarter of 2012.

Key Business Metrics: For the second quarter of 2013, Synacor averaged 20 million unique visitors per month, which was in line with the second quarter of 2012. Search queries were 177 million for the second quarter of 2013, compared to 238 million in the second quarter of 2012. Advertising impressions were 10.3 billion which was also in line with the second quarter of 2012.

Cash: For the second quarter of 2013, Synacor generated $0.5 million in cash from operating activities, compared to $4.0 million in the second quarter of 2012. The company ended the second quarter of 2013 with $37.7 million in cash and cash equivalents, compared to $35.1 million at the end of the second quarter of 2012.

“Synacor continues to be uniquely positioned to capitalize on our rich customer pipeline and new product initiatives,” said Synacor CFO Bill Stuart. “We remain confident about our future and our market opportunity. We continue to build upon our strong technology and exceptional customer base and work through this transition year of 2013.”

Business Outlook

Based on information available as of August 6, 2013, the company is providing financial guidance for the third quarter and fiscal 2013 as follows:

•
Q3 2013 Guidance: Revenue for the third quarter of 2013 is projected to be in the range of $25.0 million to $26.0 million. For the third quarter of 2013, the company expects to report adjusted EBITDA of ($0.3) million to $0.3 million.

•
Fiscal 2013 Guidance: Revenue for the full year of 2013 is projected to be in the range of $108.0 million to $112.0 million. For the full year of 2013, the company expects to report adjusted EBITDA of $3.0 million to $5.0 million.

Conference Call Details

Synacor will host a conference call today at 5 p.m. ET to discuss the second quarter 2013 financial results with the investment community. The live webcast of Synacor's earnings conference call can be accessed at http://investor.synacor.com/events.cfm. To participate, please login approximately ten minutes prior to the webcast. For those without access to the Internet, the call may be accessed toll-free via phone at (877) 837-3911, with conference ID 23042207, or callers outside the U.S. may dial (253) 237-1167. Following completion of the call, a recorded webcast replay will be available on Synacor's website through August 20, 2013. To listen to the telephone replay, call toll-free (855) 859-2056, or callers outside the U.S. may dial (404) 537-3406. The conference ID is 23042207.

About Synacor

Synacor's white-label platform enables cable, satellite, telecom and consumer electronics companies to deliver TV Everywhere, digital entertainment, cloud-based services and apps to their end-consumers across multiple devices, strengthening those relationships while monetizing the engagement. Synacor (NASDAQ:SYNC), is headquartered in Buffalo, NY. For more information, visit synacor.com. Integrate. Authenticate. Engage.

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures in this release. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (GAAP).

We report adjusted EBITDA because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

For a reconciliation of adjusted EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, please refer to the table “Reconciliation of GAAP to Non-GAAP Measures” in this press release.

Safe Harbor Statement

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements concerning Synacor's expected financial performance (including, without limitation, statements and information in the Business Outlook section and the quotations from management), as well as Synacor's strategic and operational plans. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions.  If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, the company's results could differ materially from the results expressed or implied by the forward-looking statements the company makes.

The risks and uncertainties referred to above include - but are not limited to - risks associated with: execution of our plans and strategies; the loss of a significant customer; our ability to obtain new customers; expectations regarding consumer taste and user adoption of applications and solutions; developments in Internet browser software and search advertising technologies; general economic conditions; expectations regarding the company's ability to timely expand the breadth of services and products or introduction of new services and products; consolidation within the cable and telecommunications industries; changes in the competitive dynamics in the market for online search and display advertising; the risk that security measures could be breached and unauthorized access to subscriber data could be obtained; potential third party intellectual property infringement claims; and the price volatility of our common stock.

Further information on these and other factors that could affect the company's financial results is included in filings it makes with the Securities and Exchange Commission from time to time, including the section entitled "Risk Factors" in the company's most recent Form 10-Q filed with the SEC on May 14, 2013. These documents are available on the SEC Filings section of the Investor Information section of the company's website at http://investor.synacor.com/. All information provided in this release and in the attachments is available as of August 6, 2013, and Synacor undertakes no duty to update this information.

Contacts

Investor Contact:
Denise Garcia, SVP
ICR
ir@synacor.com
716-362-3309

Press Contact:
Meredith Roth, VP, Corporate Communications
mroth@synacor.com
646-380-5141

The Synacor logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=11609

Synacor, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of December 31,	As of June 30,
	2012	2013
Assets
Current assets:
Cash and cash equivalents	$41,944	$37,742
Accounts receivable, net	15,624	15,346
Deferred income taxes	1,999	945
Prepaid expenses and other current assets	1,831	1,936
Total current assets	61,398	55,969
Property and equipment, net	11,043	11,836
Deferred income taxes, non-current	2,527	3,779
Other long-term assets	543	560
Goodwill	819	819
Total Assets	$76,330	$72,963
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$14,204	$12,793
Accrued expenses and other current liabilities	7,328	5,866
Current portion of capital lease obligations	2,127	1,905
Total current liabilities	23,659	20,564
Long-term portion of capital lease obligation	1,712	795
Other long-term liabilities	148	177
Total Liabilities	25,519	21,536
Stockholders' Equity:
Common stock	275	276
Treasury stock	(569)	(569)
Additional paid-in capital	99,449	100,764
Accumulated deficit	(48,338)	(48,948)
Accumulated other comprehensive income	(6)	1
Total Synacor, Inc. stockholders’ equity	50,811	51,524
Noncontrolling interests	—	(97)
Total equity	50,811	51,427
Total liabilities and stockholders' equity	$76,330	$72,963

Synacor, Inc.
Condensed Consolidated Statements of Operations
(In thousands except share and per share amounts)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2013	2012	2013
Revenue	$30,807	$26,708	$61,477	$55,851
Costs and operating expenses:
Cost of revenue (1)	16,876	14,017	33,640	29,781
Research and development (1)(2)	6,123	7,336	12,411	14,201
Sales and marketing (2)	2,399	2,147	4,776	4,277
General and administrative (1)(2)	2,868	2,957	5,708	6,101
Depreciation	934	1,138	1,715	2,268
Total costs and operating expenses	29,200	27,595	58,250	56,628
Income (loss) from operations	1,607	(887)	3,227	(777)
Other expense	(18)	(8)	(18)	(15)
Interest expense	(89)	(43)	(136)	(101)
Income (loss) before income taxes	1,500	(938)	3,073	(893)
Provision (benefit) for income taxes	301	(204)	700	(186)
Net income (loss)	1,199	(734)	2,373	(707)
Net loss attributable to noncontrolling interests	—	97	—	97
Net income (loss) attributable to Synacor, Inc.	$1,199	$(637)	$2,373	$(610)
Net income (loss) attributable to Synacor, Inc. per share:
Basic	$0.04	$(0.02)	$0.11	$(0.02)
Diluted	$0.04	$(0.02)	$0.08	$(0.02)
Weighted average shares used to compute net income per share:
Basic	27,212,105	27,311,892	21,907,842	27,273,671
Diluted	29,592,108	27,311,892	28,261,882	27,273,671
Notes:

(1)	Exclusive of depreciation shown separately.

(2)	Includes stock-based compensation as follows:

	Three months ended June 30,		Six months ended June 30,
	2012	2013	2012	2013
Research and development	$120	$281	$227	$542
Sales and marketing	99	76	173	152
General and administrative	206	260	583	485
	$425	$617	$983	$1,179

Synacor, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six months ended June 30,
	2012	2013
Cash Flows from Operating Activities:
Net income (loss)	$2,373	$(707)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,715	2,268
Stock-based compensation expense	983	1,179
Deferred income taxes	616	(198)
Change in assets and liabilities net of effect of acquisition:
Accounts receivable, net	(1,171)	278
Prepaid expenses and other current assets	(528)	(105)
Other long-term assets	120	(17)
Accounts payable	782	(1,657)
Accrued expenses and other current liabilities	(155)	(1,269)
Other long-term liabilities	64	29
Net cash provided by (used in) operating activities	4,799	(199)
Cash Flows from Investing Activities:
Purchases of property and equipment	(2,040)	(2,502)
Cash paid for business acquisition	(600)	(500)
Net cash used in investing activities	(2,640)	(3,002)
Cash Flows from Financing Activities:
Repayment on bank financing	(250)	—
Repayments on capital lease obligations	(1,035)	(1,139)
Proceeds from exercise of common stock options	639	131
Proceeds from initial public offering	25,364	—
Initial public offering costs	(2,753)	—
Net cash provided by (used in) financing activities	21,965	(1,008)
Effect of exchange rate changes on cash and cash equivalents	9	7
Net Increase (Decrease) in Cash and Cash Equivalents	24,133	(4,202)
Cash and Cash Equivalents at beginning of period	10,925	41,944
Cash and Cash Equivalents at end of period	$35,058	$37,742

Synacor, Inc.
Reconciliation of GAAP to Non-GAAP Measures
(In thousands)
(Unaudited)
The following table presents a reconciliation of net income (loss) to adjusted EBITDA for each of the periods indicated:

	Three months ended June 30,		Six months ended June 30,
	2012	2013	2012	2013
Reconciliation of Adjusted EBITDA:
Net income (loss) attributable to Synacor, Inc.	$1,199	$(637)	$2,373	$(610)
Provision (benefit) for income taxes	301	(204)	700	(186)
Interest expense	89	43	136	101
Other expense	18	8	18	15
Depreciation	934	1,138	1,715	2,268
Stock-based compensation	425	617	983	1,179
Adjusted EBITDA	$2,966	$965	$5,925	$2,767

Synacor, Inc.
Key Business Metrics
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2013	2012	2013
Key Business Metrics:
Unique Visitors (1)	19,927,835	19,686,182	20,610,455	19,973,574
Search Queries (2)	238,348,816	177,025,185	509,126,605	388,669,982
Advertising Impressions (3)	10,337,928,948	10,292,927,243	18,823,156,330	21,775,961,313
Notes:

(1)	Reflects the number of unique visitors to our customers' websites computed on an average monthly basis during the applicable period, as measured by comScore.

(2)	Reflects the total number of search queries during the applicable period, as reported by Google.

(3)	Reflects the total number of advertising impressions during the applicable period, as reported by DoubleClick and other partners.